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                                                Exhibit 1(c)

                   ARTICLES OF TRANSFER


         ACM Managed Multi-Market Trust, Inc., a Maryland

corporation (hereinafter the "Transferor"), and Alliance

Multi-Market Strategy Trust, Inc., a Maryland corporation

(hereinafter the "Transferee"), hereby certify that:

         FIRST:  The Transferor agrees to transfer all of

its property and assets to the Transferee.

         SECOND:  The address and principal place of

business of the Transferee is 1345 Avenue of the Americas,

New York, New York 10105.  The Transferee was incorporated

on March 7, 1991, under the laws of the State of Maryland.

The Transferor was incorporated on November 17, 1989, under

the laws of the State of Maryland.

         THIRD:  The principal office in Maryland of both

the Transferor and Transferee is located in Baltimore City,

Maryland.

         FOURTH:  Neither the Transferor nor Transferee owns

an interest in land in any county in the State of Maryland.

         FIFTH:  The nature and amount of the consideration

to be paid by the Transferee for the assets of the

Transferor will be determined as follows:  In exchange for

all of the assets of the Transferor, the Transferee will






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transfer to the Transferor a number of full and fractional

shares of Class A common stock of the Transferee

("Transferee shares") with a net asset value equal to the

net asset value of the assets transferred.  The number of

Transferee shares to be received by the Transferor will be

determined by multiplying the number of Transferor shares by an exchange ratio, determined by dividing the net asset

value per share of the Transferor's shares by the net asset

value per share of the Transferee shares.  The exchange

ratio will be carried to the fourth decimal place; the

product of  the multiplication will be carried to the third

decimal place.  In each case such net asset values will be

determined on a consistent basis as of the close of business on the last business day preceding the closing.  The

Transferee will assume certain liabilities of the

Transferor.  The assets to be transferred, the liabilities

to be assumed and the terms of the transfer are more

particularly described in the Agreement and Plan of

Reorganization and Liquidation dated as of February 21,

1995, as amended as of April 20, 1995 (the "Agreement"),

between the Transferor and the Transferee.

         SIXTH:   The stock transfer records of the

Transferor were closed immediately following the close of

regular trading on the New York Stock Exchange, Inc. on




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April 28, 1995 for the period through May 5, 1995, except to the extent necessary to permit the recordation thereafter of settlements of trades in shares of the Transferor occurring

on or prior to April 28, 1995.  The stock transfer records

of the Transferor shall be closed permanently as of the

Closing, as defined in Section 2(b) of the Agreement, on May

5, 1995.

         SEVENTH:  The terms and conditions of the

transaction set forth in these Articles of Transfer were

advised, authorized and approved by the Transferor and the

Transferee in the manner and by the vote required by their

respective charters and the laws of Maryland.  The manner of approval by the Transferor and the Transferee of the

transaction set forth in these Articles of Transfer is as

follows:

         (a)  The Board of Directors of the Transferor

adopted a resolution which declared that the transaction set forth in these Articles of Transfer is advisable on

substantially the terms and conditions set forth in these

Articles of Transfer, and directed that the transaction be

submitted for consideration by the shareholders at a Special

Meeting held on March 24, 1995 which was adjourned to

April 21, 1995.  The transaction was approved by the

stockholders on April 21, 1995.




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         (b)  The Board of Directors of the Transferee

approved the transaction set forth in these Articles of

Transfer at a meeting held on December 7, 1994.

         IN WITNESS WHEREOF, as of the 4th day of May, 1995,

the Transferor and the Transferee have caused these Articles of Transfer to be signed in their respective corporate names and on their behalf by their respective Senior Vice

Presidents, who acknowledge that these Articles of Transfer

are the corporate act of the Transferor and Transferee and

that to the best of their knowledge, information and belief

and under the penalties of perjury, all matters and facts

with respect to authorization and approval of the transfer

contained in these Articles of Transfer are true in all

material respects.





ATTEST:                     ACM MANAGED MULTI-MARKET TRUST, INC.

/s/ Edmund P. Bergan, Jr.       /s/ Robert M. Sinche
_____________________       By: _______________________(SEAL)
Title: Secretary                Senior Vice President



                            ALLIANCE MULTI-MARKET STRATEGY TRUST, INC.

/s/ Edmund P. Bergan, Jr.       /s/ Robert M. Sinche
_____________________       By: _______________________(SEAL)
Title:                          Senior Vice President






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